SUPPLEMENTAL REPORT OF INDEPENDENT AUDITOR


The Board of Trustees
The Omni Investment Fund


In planning and performing our audit of the financial statements of The Omni Investment
Fund for the year ended December 31, 1995, we considered its internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.


The management of The Omni Investment Fund is
responsible  for establishing and maintaining
an internal control structure.  In fulfilling
this  responsibility, estimates and judgments
by  management  are required  to  assess  the
expected   benefits  and  related  costs   of
internal   control  structure  policies   and
procedures.   Two  of the  objectives  of  an
internal  control structure  are  to  provide
management with reasonable, but not absolute,
assurance that assets are safeguarded against
loss from unauthorized use or disposition and
that  transactions are executed in accordance
with  management's authorization and recorded
properly  to permit preparation of  financial
statements   in  conformity  with   generally
accepted accounting principles.


Because  of  inherent  limitations   in   any
internal   control   structure,   errors   or
irregularities may occur and not be detected.
Also,  projection  of any evaluation  of  the
structure to future periods is subject to the
risk that it may become inadequate because of
changes    in   conditions   or   that    the
effectiveness of the design and operation may deteriorate.


Our  consideration  of the  internal  control
structure would not necessarily disclose  all
matters  in  the  internal control  structure
that   might  be  material  weaknesses  under
standards   established   by   the   American
Institute of Certified Public Accountants.  A
material weakness is a condition in which the
design  or operation of the specific internal
control structure elements does not reduce to
a  relatively low level the risk that  errors
or  irregularities in amounts that  would  be
material   in   relation  to  the   financial
statements being audited may occur and not be
detected within timely period by employees in
the   normal   course  of  performing   their
assigned  functions.  However, we  noted  the
following   matter  involving   the   control
environment   and  its  operation   that   we
consider to be a material weakness as defined
above.   This  condition  was  considered  in
determining the nature, timing and extent of the procedures to be performed in our audit of the financial statements of The Omni
Investment  Fund for the year ended  December
31, 1995, and this report does not affect our report thereon dated February 16, 1996.



The Fund is a small fund and has few people in its accounting department. Consequently, the segregation of duties which is normally required for effective internal control is not practicable. The Fund has no plans to change operational and record keeping procedures.



This report is intended solely for the
information and use of management and the Securities and Exchange Commission.

ERNST & YOUNG LLP



Chicago, Illinois
February 16, 1996